Exhibit 2.1

                    PLAN AND AGREEMENT AND ARTICLES OF MERGER
                             TO FORM HOLDING COMPANY

                                      among

                              SWIFT ENERGY COMPANY

                            NEW SWIFT ENERGY COMPANY

                                       and

                           SWIFT ENERGY OPERATING, LLC

                         -------------------------------

     Pursuant to the provisions of Article 5.03.H and Article 5.04 of the Texas Business Corporation Act ("TBCA"), and Article 10.03 of the Texas Limited Liability Company Act ("TLLCA"), the undersigned corporations and limited liability company certify the following Plan and Agreement and Articles of Merger to Form Holding Company, adopted for the purpose of effecting a merger in accordance with the provisions of Part Five of the TBCA and Part Ten of the TLLCA.

                         -------------------------------


     THIS PLAN AND AGREEMENT AND ARTICLES OF MERGER TO FORM HOLDING COMPANY (this "Plan"), dated as of December 16, 2005 and effective at the Effective Time, as defined in Section 1.2 of this Plan, is by and among Swift Energy Company, a Texas corporation ("Old Swift"), New Swift Energy Company, a Texas corporation and a wholly owned subsidiary of Old Swift ("New Swift"), and Swift Energy Operating, LLC, a Texas limited liability company and a wholly owned subsidiary of New Swift ("Merger Sub").

     WHEREAS, Old Swift has an authorized capitalization consisting of: (i) 85,000,000 shares of common stock, par value $.01 per share ("Old Swift Common Stock"), and (ii) 5,000,000 shares of preferred stock, par value $.01 per share ("Old Swift Preferred Stock"), and pursuant to the provisions of Article 5.03.H of the TBCA, shareholder approval of this Plan by the shareholders of Old Swift is not required; and

     WHEREAS, New Swift has an authorized capitalization consisting of: (i) 85,000,000 shares of common stock, par value $.01 per share ("New Swift Common Stock"), of which 1,000 shares are issued and outstanding and are owned by Old Swift and no shares are held in treasury; and (ii) 5,000,000 shares of preferred stock, par value $.01 per share ("New Swift Preferred Stock"), none of which is issued or outstanding; and

     WHEREAS, the designations, preferences, limitations and relative rights of respectively the New Swift Common Stock and the New Swift Preferred Stock are the same as those of respectively the Old Swift Common Stock and the Old Swift Preferred Stock; and

     WHEREAS, Merger Sub has an authorized capitalization consisting of (i) 85,000,000 units of common membership interest, having a capital amount of $.01 per unit (the "Merger Sub Common Units"), of which 1,000 Merger Sub Common Units are issued and outstanding and are owned by New Swift, and (ii) 5,000,000 units of preferred membership interest, having a capital amount of $.01 per unit (the "Merger Sub Preferred Units") none of which is issued and outstanding; and

     WHEREAS, Old Swift has heretofore executed and delivered to the Trustee named therein (i) the Indenture and the First Supplemental Indenture, each dated April 16, 2002 (collectively, the "2002 Indenture"), providing for the issuance of Old Swift's 9-3/8% Senior Subordinated Notes due 2012 and (ii) the Indenture and the First Supplemental Indenture, each dated June 23, 2004, (collectively, the "2004 Indenture") providing for the issuance of Old Swift's 7-5/8% Senior Notes due 2011 (the 2002 Indenture and the 2004 Indenture collectively herein, the "Indentures"), which Indentures are to be amended as part of the Merger, as defined below; and

     WHEREAS, the Board of Directors of Old Swift has determined it to be in the best interests of Old Swift to effect the formation of a holding company structure whereby Merger Sub, as the survivor of a merger between Old Swift and Merger Sub will, immediately after the merger, be the wholly owned subsidiary of New Swift and the shareholders of Old Swift will become the shareholders of New Swift; and

     WHEREAS, it is intended that the holding company structure be effected without a vote of Old Swift's shareholders pursuant to and in accordance with
Article 5.03.H of the TBCA through a merger of Old Swift into Merger Sub pursuant to Article 5.01 and Article 5.03.H of the TBCA and Article 10.01 of the TLLCA; and

     WHEREAS, the respective Boards of Directors of Old Swift and New Swift, the Board of Managers of Merger Sub, Old Swift acting as the sole shareholder of New Swift, and New Swift acting as the sole member of Merger Sub, have approved the merger of Old Swift into Merger Sub (the "Merger"), the conversion of shares of Old Swift Common Stock into shares of New Swift Common Stock provided for in this Plan, the change of name of New Swift to "Swift Energy Company" at the Effective Time, the other terms of this Plan, and the execution of this Plan by each such entity; and

     WHEREAS, New Swift and Merger Sub have been recently formed solely for purposes of effecting the formation of a holding company structure through the Merger and New Swift has at all times since its incorporation been a direct wholly owned subsidiary of Old Swift; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder; and

     WHEREAS, the purposes of creating the holding company structure are to separate Swift's domestic and international operations to more closely reflect Swift Energy Company's management structure, provide more organizational flexibility, and provide for a more equitable allocation of state taxes.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Plan, the parties hereto agree as follows:

                                   ARTICLE I
                                   The Merger

Section 1.1       The Merger.
                  ----------

     (a) Upon the terms and subject to the conditions set forth in this Plan, and in accordance with Article 5.01, Article 5.03.H and other applicable provisions of the TBCA, and Article 10.01 and other applicable provisions of the TLLCA, Old Swift shall be merged into Merger Sub at the Effective Time (as defined in Section 1.2 of this Plan). At the Effective Time, the separate corporate existence of Old Swift shall cease and Merger Sub shall continue as the surviving entity (the "Surviving Entity") as a wholly owned subsidiary of New Swift. Except as otherwise provided in this Plan, the Surviving Entity shall succeed to and assume all the rights, title and interests to all real estate and other property owned by Old Swift and all the liabilities and obligations of Old Swift, in accordance with the TBCA and the TLLCA.

     (b) At the Effective Time, by virtue of the Merger and without any action on the part of Old Swift, New Swift, Merger Sub or the holders of any securities of Old Swift, New Swift or Merger Sub:

     (1) each issued and outstanding share of Old Swift Common Stock shall be converted into one issued and outstanding share of New Swift Common Stock, having the same designations, preferences, limitations and relative rights as the converted shares of Old Swift Common Stock; and

     (2) each issued but not outstanding share of Old Swift Common Stock held in treasury by Old Swift shall be converted into one issued but not outstanding share of New Swift Common Stock held in treasury by New Swift, having the same designations, preferences, limitations and relative rights as the converted shares of Old Swift Common Stock held in treasury.

     (c) Each share of New Swift Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of Old Swift, New Swift, Merger Sub or the holders of any securities of Old Swift, New Swift or Merger Sub, be cancelled and retired without any consideration therefor.

     (d) Each Merger Sub unit of common membership interest outstanding immediately prior to the Effective Time shall remain issued and outstanding and remain held by New Swift so that following the Merger New Swift continues as the sole member of Merger Sub.

     (e) From and after the Effective Time, holders of certificates formerly evidencing Old Swift Common Stock shall cease to have any rights as shareholders of Old Swift, except as provided by law.

     (f) This Plan has been duly authorized by each of Old Swift and New Swift by all action required by the TBCA or by their Articles of Incorporation or Bylaws.

     (g) Pursuant to Article 5.03.H of the TBCA, the approval of the Merger by the shareholders of Old Swift is not required.

     (h) This Plan has been authorized by Merger Sub by all action required by the TLLCA or by Merger Sub's constituent documents.

     Section 1.2 Effective Time. The parties shall execute and file this Plan with the Secretary of State of the State of Texas, and shall make all other filings or recordings required under the TBCA and the TLLCA to effectuate fully the Merger. The Merger shall become effective at 9:00 a.m., local time in Austin, Texas, on December 28, 2005 (the time the Merger becomes effective being here referred to as the "Effective Time").

     Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Article 5.06 of the TBCA and Article 10.04 of the TLLCA. It is the intent of the parties that New Swift, as of the Effective Time, be deemed a "successor issuer" to Old Swift for all purposes under the Securities Act of 1933, as amended (the "Securities Act"), and for all purposes under the Securities Exchange Act of 1934, as amended. For Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code.

     Section 1.4 Articles of Incorporation, Bylaws, Articles of Organization and Regulations.

     (a) Prior to the Effective Time, New Swift will cause to be adopted by the appropriate corporate action, and filed with the Secretary of State of the State of Texas, Amendment No. 1 to the Articles of Incorporation of New Swift in the form attached hereto as Exhibit A.1 which, at the Effective Time (i) will amend New Swift's Articles of Incorporation by changing New Swift's name to "Swift Energy Company" and (ii) otherwise will make no change to New Swift's Articles of Incorporation. New Swift will cause to be adopted by the appropriate corporate action, and after the Effective Time, filed with the Secretary of State of the State of Texas, Restated Articles of Incorporation of New Swift, in the form attached hereto as Exhibit A.2 which will restate New Swift's Articles of Incorporation as so amended. From and after the filing of New Swift's Restated Articles of Incorporation, such Restated Articles of Incorporation will be the Articles of Incorporation of New Swift until thereafter changed or amended as provided therein or under applicable law.

     (b) New Swift's Board of Directors will take such action as may be necessary to amend and restate the Bylaws of New Swift as of the Effective Time so that from and after the Effective Time the Amended and Restated Bylaws of New Swift in the form attached hereto as Exhibit B.1, which amend and restate New Swift's Bylaws to reflect that its name has been changed to Swift Energy Company, and otherwise make no change in New Swift's Bylaws, will be the Bylaws of New Swift until thereafter changed or amended as provided therein or under applicable law.

     (c) New Swift, acting as Merger Sub's sole member, and Merger Sub's Board of Managers, will take such action as may be necessary to: (i) amend the Articles of Organization and/or Regulations of Merger Sub as of the Effective Time so that from and after the Effective Time the Articles of Organization (as amended) and the Regulations of Merger Sub, in the forms attached hereto as Exhibits C.1 and C.2, contain the provisions required or permitted by Article 5.03.H of the TBCA, and (ii) otherwise make no change in Merger Sub's Articles of Organization or Regulations. Merger Sub's sole member, and Member Sub's Board of Managers will take such action as may be necessary to restate after the Effective Time Merger Sub's Articles of Organization as so amended, in the form attached hereto as Exhibit C.3, and such Restated Articles of Organization and Regulations (as amended) will be the Articles of Organization and Regulations of the Surviving Entity until thereafter changed or amended as provided therein or under applicable law.

     Section 1.5 Directors. At the Effective Time the directors of Old Swift immediately prior to the Effective Time will be and remain the directors of New Swift until the earlier of their resignation or removal or until their respective successors are qualified and either duly appointed or elected in accordance with the Articles of Incorporation and Bylaws of New Swift and applicable law. At the Effective Time each of the Class I directors of Old Swift immediately prior to the Effective Time will be and remain Class I directors of New Swift whose terms, subject to the first sentence of this Section 1.5, shall expire at the 2006 annual meeting of shareholders of New Swift. At the Effective Time each of the Class II directors of Old Swift immediately prior to the Effective Time will be and remain Class II directors of New Swift whose terms, subject to the first sentence of this Section 1.5, shall expire at the 2007 annual meeting of shareholders of New Swift. At the Effective Time each of the Class III directors of Old Swift immediately prior to the Effective Time will be and remain Class III directors of New Swift whose terms, subject to the first sentence of this Section 1.5, shall expire at the 2008 annual meeting of shareholders of New Swift.

     Section 1.6 Officers. At the Effective Time the officers of Old Swift immediately prior to the Effective Time will be and remain the officers of New Swift, in the same positions to those held in Old Swift, until the earlier of their resignation or removal or until their respective successors are appointed in accordance with the Bylaws of New Swift.

     Section 1.7 Stock Transfers. From and after the Effective Time, there shall be no further registration of transfers of shares of Old Swift Common Stock thereafter on the records of Old Swift.

     Section 1.8 No Surrender of Certificates.  As a result of the provisions of
Section 1.4(a) of this Plan, the name of New Swift immediately following the Effective Time will be "Swift Energy Company", which is the same name as the corporate name of Old Swift immediately prior to the Effective Time. In accordance with Article 5.03.K of the TBCA, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced shares of issued Old Swift Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of issued New Swift Common Stock into which such shares of Old Swift Common Stock are converted pursuant to the provisions of Section 1.1(b) of this Plan, and the New Swift Common Stock into which the Old Swift Common Stock is converted in the Merger shall be represented by the same stock certificates that previously represented such Old Swift Common Stock. Accordingly, there will be no requirement as a result of the Merger for surrender and exchange of the stock certificates that previously represented shares of Old Swift Common Stock.

                                   ARTICLE II
                        Certain Covenants and Agreements

     Section 2.1 Assumed Plans.
                 -------------

     (a) At the Effective Time, New Swift shall adopt and assume all of the rights and obligations of Old Swift under all of the employee benefit plans of Old Swift, including, but not limited to, the various plans, policies, programs and other arrangements for the benefit of its employees, non-employee directors, and/or employees of other participating employers and which shall specifically include the following: the Swift Energy Company 2005 Stock Compensation Plan, the Swift Energy Company 2001 Omnibus Stock Compensation Plan, Swift Energy Company Employee Savings Plan, Swift Energy Company 1990 Nonqualified Stock Option Plan, as amended, Swift Energy Company 1990 Stock Compensation Plan, as amended, Swift Energy Company Employee Stock Purchase Plan, Swift Energy Company Employee Stock Ownership Plan, Swift Energy Company 401(k) Plan, as all of the same have been amended and are in effect as of the Effective Time (the "Assumed Plans"). New Swift shall adopt the Assumed Plans as its own, and shall continue such plans in accordance with their terms. New Swift shall permit other participating employers affiliated with New Swift to participate in the Assumed Plans in the same manner as such employers participated as of or before the Effective Time in such Assumed Plans.

     (b) At the Effective Time, the number of authorized but unissued shares of New Swift Common Stock reserved for future grants or stock issuances under any of the Assumed Plans shall equal the number of authorized but unissued shares of Old Swift Common Stock formerly reserved for issuance for such purposes by Old Swift immediately prior to the Effective Time.

     (c) At the Effective Time, each issued and outstanding option or other right to purchase shares of Old Swift Common Stock (each an "Old Swift Stock Option") shall be converted into an option to purchase the same number of shares of New Swift Common Stock on the same terms and conditions as the converted Old Swift Stock Option.

     Section 2.2 Indentures. At the Effective Time, Old Swift, New Swift and the Trustees (the "Trustees") under the Indentures, shall each deliver an executed Second Supplemental Indenture pursuant to Section 10.01 of the respective Indentures, without the consent of the holders of the notes issued under the Indentures (the "Notes"), providing for the assumption of, and agreement to become obligated under, the Indentures and the Notes by New Swift and Merger Sub.

     Section 2.3 Additional Actions. Subject to the terms of this Plan, and in addition to the actions described in Sections 2.1 and 2.2 above and the circumstances resulting from the effects set forth in Articles 5.06 of the TBCA and Article 10.04 of the TLLCA, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger, carry out the intents and purposes of this Plan, and evidence the assignments to and assumptions by New Swift or the Merger Sub of such rights, interests, obligations and liabilities of Old Swift as Old Swift, New Swift and/or the Merger Sub determine to be necessary or appropriate. If, at any time after the Effective Time, Merger Sub shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in Merger Sub its right, title or interests to all such real estate and other property either of Merger Sub or Old Swift acquired or to be acquired by Merger Sub as a result of, or in connection with, the Merger or otherwise to carry out the intents and purposes of this Plan, the officers and managers of Merger Sub shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and Old Swift, all such agreements, deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and Old Swift or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interests to all such real estate and other property in Merger Sub, or otherwise to carry out the intents and purposes of this Plan.

     Section 2.4 Compliance with Article 5.03.H of the TBCA. Prior to the Effective Time, the parties will take all steps necessary to comply with Article 5.03.H of the TBCA, including without limitation, the following:

     (a) to assure that immediately following the Effective Time, the Amended Articles of Incorporation of New Swift, Certificate of Designation of Series A Junior Participating Preferred Stock of New Swift and the Amended Bylaws of New Swift shall, except for variations permitted by Article 5.03.H of the TBCA, contain provisions identical to the provisions of the Amended and Restated Articles of Incorporation, Certificate of Designation of Series A Junior Participating Preferred Stock and Third Amended and Restated Bylaws of Old Swift as in effect immediately prior to the Effective Time, with only non-material additions or deletions necessitated by the circumstances;

     (b) to assure that immediately following the Effective Time, the directors of Old Swift immediately prior to the Effective Time shall be the directors of New Swift, until the earlier of their resignation or removal or until their respective successors are duly qualified and either appointed or elected in accordance with the Articles of Incorporation and Bylaws of New Swift then in effect and applicable law; and

     (c) to assure that immediately following the Effective Time, the Articles of Organization and Regulations of Merger Sub, as amended, shall, except for variations permitted or required by Article 5.03.H of the TBCA, contain provisions identical to the provisions of the Amended and Restated Articles of Incorporation, Certificate of Designation of Series A Junior Participating Preferred Stock and Third Amended and Restated Bylaws of Old Swift as in effect immediately prior to the Effective Time, with only non-material additions or deletions necessitated by the circumstances.

     Section 2.5 Reservation of Shares. At or prior to the Effective Time, New Swift will reserve sufficient authorized but unissued shares of New Swift Common Stock to provide for the issuance of New Swift Common Stock upon the exercise of all stock options (including but not limited to those converted under Section 2.1(c) above), or other rights to purchase shares of Old Swift common stock, or in satisfaction of other benefits payable or outstanding under the Assumed Plans, including those enumerated in Section 2.1 above, and sufficient authorized but unissued shares of New Swift preferred stock to provide for issuance of preferred shares under the Rights Agreement (as defined in Section 2.8).

     Section 2.6 Further Assurances. From time to time, as and when requested by another party hereto, a party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Plan.

     Section 2.7 Consummation of the Merger. Subject to the terms and conditions of this Plan, each party shall use its commercially reasonable efforts to cause the Merger to occur upon the terms hereof.

     Section 2.8 Rights Agreement. At the Effective Time, Old Swift shall assign to New Swift, and New Swift shall expressly assume, all of the rights and obligations of Old Swift under that certain Rights Agreement dated as of August 1, 1997, as amended and restated as of March 31, 1999, and as amended by Amendment No. 1 to Rights Agreement dated as of December 12, 2005 (as amended, the "Rights Agreement"). Effective as of the Effective Time, Old Swift, New Swift and the Rights Agent shall amend the Rights Agreement and the Rights (as defined in the Rights Agreement), including by execution of an Assignment, Assumption, Amendment and Novation Agreement to Rights Agreement ("Assignment and Assumption") so that New Swift shall expressly assume all of Old Swift's obligations under the Rights Agreement and shall be substituted in the place and stead of Old Swift with respect to the Rights Agreement and the Rights and shall be entitled to enforce all of the rights and interests of Old Swift under the Rights Agreement and the Rights, and the Rights Agent shall consent to and agree to such assignment and assumption, and Old Swift shall be released from its covenants and obligations with respect to the Rights Agreement and the Rights, and all of the covenants and provisions of the Rights Agreement by or for the benefit of Old Swift shall bind and inure to the benefit of New Swift, as assigned from Old Swift. As a result of the foregoing and the conversion of the Old Swift Common Stock into New Swift Common Stock by virtue of the consummation of the Merger, after the Effective Time, the outstanding Rights shall be evidenced by the certificates for New Swift Common Stock registered in the names of the holders thereof and shall be transferable only in connection with the transfer of New Swift Common Stock, prior to the Distribution Date (as defined in the Rights Agreement), all in accordance with the amended Rights Agreement.

     Section 2.9 Forms W-2 and 1099. Merger Sub agrees to file and prepare Forms W-2 and 1099, and any similar or related information reporting tax returns or forms, of Old Swift, or pertaining to Old Swift, in each case for the 2005 tax year. Old Swift will transfer to Merger Sub all employment, payroll and information reporting forms, documents and records, including, without limiting the generality of the foregoing, Forms W-4.

     Section 2.10 Employment Agreements. At the Effective Time, the written employment agreements between Old Swift and those of its officers who have entered into such employment agreements with Old Swift, shall be transferred by Old Swift to New Swift and assumed by New Swift; and conditioned in each case upon the consent of each of such officer to such transfer and assumption, after the Effective Time all of the rights and obligations of Old Swift under such employment agreements shall be assumed by New Swift and New Swift shall be substituted in the place and stead of Old Swift in such employment agreements.

     Section 2.11 Payment of Franchise Taxes. Merger Sub agrees that it will be responsible for the payment of all fees and franchise taxes owed or to be owed by Old Swift and hereby obligates itself to pay such fees and taxes if they are not timely paid by Old Swift.

                                   ARTICLE III
                                   Conditions

     Section 3.1 Conditions. The respective obligation of each party hereto to effect the merger and the other transactions contemplated hereby is subject to the satisfaction or waiver of each of the following conditions:

     (a) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any governmental entity, and no other legal restraint or prohibition shall be in effect, that prevents the Merger or any of the other transactions contemplated by this Plan, and no action, claim, proceeding or investigation shall be pending or threatened by any governmental entity that, if successful, would result in any of the foregoing effects;

     (b) The Boards of Directors of Old Swift and New Swift and the Board of Managers of Merger Sub shall have adopted resolutions approving this Plan;

     (c) The amendment and restatement of the Articles of Incorporation of New Swift, the amendment and restatement of the Bylaws of New Swift, the amendments and restatement of the Articles of Organization of Merger Sub, and the amendment of the Regulations of Merger Sub, all as contemplated by this Plan, shall have been approved by all necessary action and fully executed, subject only to the occurrence of the Effective Time;

     (d) The Board of Directors of Old Swift shall have received an opinion of counsel that the holders of Old Swift Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the Merger; and

     (e) Prior to the Effective Time, the New York Stock Exchange shall have authorized, upon official notice of issuance, the listing of the New Swift Common Stock that will become outstanding pursuant to the Merger, including New Swift Common Stock that will be held in treasury, the shares of New Swift Common Stock reserved for issuance upon the exercise of options or in satisfaction of other benefits payable or outstanding under the Assumed Plans, and the shares of New Swift preferred stock reserved for issuance in connection with Rights under the Rights Agreement.

                                   ARTICLE IV
                               General Provisions

     Section 4.1 Interpretation. The headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan. The definitions contained in this Plan are applicable to the singular as well as the plural forms of such terms. The Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes, as if fully set forth herein.

     Section 4.2 Counterparts. This Plan may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 4.3 No Third-Party Beneficiaries. This Plan (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies except as expressly provided herein.

     Section 4.4 Governing Law. This Plan shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the applicable principles of conflicts of laws of such State.

     Section 4.5 Severability. Any term or provision of this Plan which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Plan or affecting the validity or enforceability of any of the terms or provisions of this Plan in any other jurisdiction. If any provision of this Plan is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 4.6 Entire Agreement. This Plan (including the Exhibits hereto), together with the agreements referenced therein, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral, agreements and understandings relating to such subject matter. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein, in the Indentures or in the Second Supplemental Indentures, in the Rights Agreement or in the Assignment and Assumption, or in the other instruments referenced in this Plan.

     Section 4.7 Assignment. This Plan and the rights and obligations hereunder shall not be assignable or transferable by any of Old Swift, New Swift or Merger Sub. Any attempted assignment in violation of this Section 4.7 shall be void ab initio and of no further force and effect.

     Section 4.8 Amendment. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by the TBCA and the TLLCA, by written agreement amend, modify or supplement any provision of this Plan.

     Section 4.9 Termination. This Plan may be terminated and the Merger abandoned by the respective Board of Directors or Board of Managers, or the duly authorized committee thereof, of any party at any time prior to the Effective Time of this Plan, if such Board of Directors, Board of Managers or committee determines that for any reason the completion of the Merger would be inadvisable or not in the best interest of its respective entity or its shareholders or members. If this Plan is abandoned after filing of this Plan with the Secretary of State of the State of Texas, then a duly authorized representative of each of the parties to this Plan shall provide and file with the Texas Secretary of State the statement required by Article 5.03.L of the TBCA. In the event of termination of this Plan, this Plan shall become void and none of Old Swift, New Swift or Merger Sub, nor their respective shareholders, members, directors, managers or officers shall have any liability with respect to such termination.

     Section 4.10 Copy of Plan on File. A copy of this Plan is on file at the place of business of Merger Sub, the Surviving Entity of the Merger, at the following address:

                  Swift Energy Operating, LLC
                  16825 Northchase Drive
                  Suite 400
                  Houston, Texas  77060-6098

     Section 4.11 Copy of Plan to be Furnished. A copy of this Plan will be furnished by Merger Sub, on written request and without cost, to any member of Merger Sub or any shareholder of Old Swift or New Swift.

     IN WITNESS WHEREOF, Old Swift, New Swift and Merger Sub have caused this Plan to be executed by their respective officers, thereunto duly authorized, all as of the date first written above.

                                     SWIFT ENERGY COMPANY


                                     By: /s/ Terry E. Swift
                                        ----------------------------------------
                                        Terry E. Swift
                                        Chief Executive Officer


                                     NEW SWIFT ENERGY COMPANY


                                     By: /s/ Bruce H. Vincent
                                        ----------------------------------------
                                        Bruce H. Vincent
                                        President


                                     SWIFT ENERGY OPERATING, LLC


                                     By: /s/ Alton D. Heckaman, Jr.
                                        ----------------------------------------
                                        Alton D. Heckaman, Jr.
                                        Executive Vice President